UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	March 4, 2016

SFX Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 15th Floor
New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(646) 561-6400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 4, 2016, SFX Entertainment, Inc. (the “Company”), SFXE Netherlands Holdings Cooperatief U.A., a wholly-owned subsidiary of the Company (“SFXE Netherlands”), and Stichting Grabrok (“Stichting”) entered into an amendment agreement (the “Amendment Agreement”) to that certain facility agreement, dated as of January 14, 2016, by and among SFXE Netherlands, as the borrower, Stichting, as facility and security agent, certain of the Company’s German and Dutch subsidiaries, as guarantors, and the lenders from time to time party thereto (the “Facility Agreement”). Pursuant to the Amendment Agreement, the parties agreed to increase the credit facility provided in the Facility Agreement from $20.0 million to $33.0 million (the “Facility”). All other material terms of the Facility Agreement remain unchanged. At the closing, SFXE Netherlands borrowed $13.0 million under the Facility.

The foregoing description of the Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report is hereby incorporated herein by reference.

Item 8.01.	Other Events.

On February 23, 2016, the Company issued a $1.0 million loan to SFX-Totem Operating Pty Ltd, a wholly-owned subsidiary of the Company (“Totem”), to fund the working capital of Totem (the “Loan”). The Loan was issued pursuant to a demand promissory note and secured by first priority security interest in all of Totem’s assets and property. Interest on the Loan accrues at a rate of 10.00% per annum, payable in-kind on the first day of each month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: March 10, 2016	By:	/s/ Richard Rosenstein
Richard Rosenstein
Chief Financial Officer